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                                                                   Exhibit 12 c

January 29, 2000

Board of Directors
Thermo Electron Corporation
81 Wyman Street
Post Office Box 9046
Waltham, MA  02454-0946

Attention:  Dr. Richard F. Syron
                Chairman and Chief Executive Officer

Special Committee of the
Board of Directors
Thermo Instrument Systems Inc.
81 Wyman Street
Post Office Box 9046
Waltham, MA  02454-0946

Attention:  Mr. Polyvios C. Vintiadis
                Director

Ladies and Gentlemen:

J.P. Morgan Securities Inc. ("J.P. Morgan") and The Beacon Group Capital Services, LLC (collectively "we", "us" and "our") understand that Thermo Instrument Systems Inc. ("Thermo Instrument"), a subsidiary of Thermo Electron Corporation ("Thermo Electron"), proposes to acquire all of the outstanding common stock, par value $.01 per share, (the "Shares") of ONIX Systems Inc. (the "Company") not currently held by Thermo Electron or its subsidiaries from the holders thereof at a purchase price of $9.00 per Share, net to the seller in cash (the "Consideration"), pursuant to (i) an offer (the "Offer") by ONIX Acquisition Inc. (the "Purchaser"), a wholly-owned subsidiary of Thermo Instrument, to purchase all of the outstanding Shares and (ii) the subsequent merger (the "Merger") of the Purchaser with and into the Company. You have requested our joint opinion as to the fairness, from a financial point of view, to Thermo Instrument and to Thermo Electron of the Consideration proposed to be paid pursuant to the Offer and the Merger.

In arriving at our opinion, we have reviewed (i) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses deemed by us to be comparable to those of the Company; (ii) the reported market

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prices of the securities of certain other companies deemed by us to be comparable to the Company; (iii) publicly available terms of certain transactions involving companies deemed by us to be comparable to the Company and the consideration paid for such companies; (iv) current and historical market prices of the Shares; (v) the audited financial statements of Thermo Instrument, Thermo Electron and the Company for the fiscal year ended January 2, 1999 and the unaudited financial statements of Thermo Instrument, Thermo Electron and the Company for the period ended October 2, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of Thermo Instrument, Thermo Electron and the Company; (vii) the terms of other business combinations that we deemed relevant; and (viii) projections for the period from October 3, 1999 through January 1, 2000 and for fiscal 2000 prepared by the Company in November 1999 (the "2000 Projections").

In addition, we have held discussions with certain members of the managements of Thermo Instrument, Thermo Electron and the Company with respect to certain aspects of the Offer and the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to, or discussed with, us, by Thermo Instrument, Thermo Electron or the Company or was otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have also assumed that there have been no material changes in the Company's financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have not conducted, and we have not assumed any responsibility for conducting, any valuation, appraisal or physical inspection of any assets or liabilities (contingent or otherwise), nor have any such valuations or appraisals been provided to us. In relying on the financial analyses, projections and estimates provided to, or discussed with, us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future financial performance of the Company. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusions in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisors to Thermo Instrument and Thermo Electron with respect to the proposed Offer and Merger and will receive a fee from Thermo Electron for our services. We have also acted as financial advisors to Thermo Electron for the purpose of advising Thermo Electron in connection with its strategic alternatives, including the

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proposed reorganization of Thermo Electron and its subsidiaries. As part of the proposed reorganization of Thermo Electron, it is contemplated that Thermo Electron will acquire the publicly-held minority interest in Thermo Instrument. We will receive separate fees for services with respect to other elements of Thermo Electron's reorganization, including acting as financial advisors to Thermo Electron in connection with the acquisition of the publicly-held minority interest in Thermo Instrument. These other fees include a minimum retainer for each of us and additional compensation if some or all of the other elements of Thermo Electron's reorganization are completed. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Thermo Instrument, Thermo Electron or the Company and their affiliates for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid pursuant to the Offer and the Merger is fair, from a financial point of view, to Thermo Instrument and to Thermo Electron.

This letter is provided to the Special Committee of the Board of Directors of Thermo Instrument and the Board of Directors of Thermo Electron in connection with and for the purposes of their evaluation of the Offer and the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender its Shares in the Offer. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. We hereby consent to the filing of this opinion as an exhibit to the Tender Offer Statement on Schedule TO to be filed by Thermo Instrument, Thermo Electron and certain of their subsidiaries and to the provision of this opinion to persons who request it as contemplated by the Schedule TO.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ Jacques Aigrain
--------------------------------
    Name:  Jacques Aigrain
    Title: Managing Director


THE BEACON GROUP CAPITAL SERVICES, LLC

/S/ THE BEACON GROUP CAPITAL SERVICES, LLC
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